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                           CERTIFICATE OF DESIGNATION
                           OF SERIES OF COMMON SHARES


     The undersigned, Secretary of Piper Funds Inc., a Minnesota corporation (the "Corporation"), hereby certifies that the following is a true, complete and correct copy of resolutions duly adopted at a meeting of the Board of Directors of the Corporation held February 9, 1995.

                      DESIGNATION OF SERIES M COMMON SHARES

     WHEREAS, the total authorized number of shares of the Corporation is ten trillion (10,000,000,000,000 all of which shares are common shares, par value $.01 per share, as set forth in this Corporation's Restated Articles of Incorporation;

     WHEREAS, ten billion (10,000,000,000) of such shares have been designated in said Restated Articles of Incorporation as Series A Common Shares, ten billion (10,000,000,000) have been designated as Series B Common Shares, ten billion (10,000,000,000) have been designated as Series C Common Shares, ten billion (10,000,000,000) have been designated as Series D Common Shares, one hundred billion (100,000,000,000) have been designated as Series E Common Shares, one hundred billion (100,000,000,000) have been designated as Series F Common Shares, one hundred billion (100,000,000,000) have been designated as Series G Common Shares, ten billion (10,000,000,000) have been designated as Series H Common Shares, ten billion (10,000,000,000) have been designated as Series I Common Shares, ten billion (10,000,000,000) have been designated as Series J Common Shares, ten billion (10,000,000,000) have been designated as Series K Common Shares and ten billion (10,000,000,000) have been designated as Series L Common Shares; and

     WHEREAS, said Restated Articles of Incorporation set forth that the balance of nine trillion, six hundred ten billion (9,610,000,000,000) authorized shares may be issued in such series and with such designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, as shall be stated or expressed in a resolution or resolutions providing for the issue of any series of common shares as may be adopted from time to time by the Board of Directors of this Corporation.

     NOW, THEREFORE, BE IT RESOLVED, that ten billion (10,000,000,000) of the remaining nine trillion, six hundred ten billion (9,610,000,000,000) authorized common shares of this Corporation be, and they hereby are, designated as Series M Common Shares, and said Series M Common Shares shall represent interests in a separate and distinct portion of the Corporation's assets which shall take the form of a separate portfolio of investment securities, cash and other assets.


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     FURTHER RESOLVED, that the Series M Common Shares designated by these resolutions shall have the preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof, set forth in the Restated Articles of Incorporation of this Corporation.

     IN WITNESS WHEREOF, the undersigned has signed this Certificate on behalf of Piper Funds Inc. this 4th day of April, 1995.



                                   /s/ David Evans Rosedahl
                                    ------------------------
                                   David Evans Rosedahl, Secretary


STATE OF MINNESOTA )
                   ) SS
COUNTY OF HENNEPIN )


     On April 4, 1995 before me, a Notary Public, personally appeared
David Evans Rosedahl, to me known to be the person named as Secretary and who executed the foregoing Certificate of Designation, and he acknowledged that he executed the same as his free act and deed.


                                   /s/ Leslie A. Johnson
                                   ---------------------

[Notarial Seal]